Exhibit 10.21
This SUBLICENSE AGREEMENT (the “Agreement”) effective as of February 19, 2019 (the “Effective Date”) is entered into by and between Moleculin Biotech Inc., (“MBI”) having a business address of 5300 Memorial Drive, Suite 950 Houston, TX 77007 and WPD Pharmaceuticals, (“WPD”), a Polish corporation, having a business address of ul. Żwirki i Wigury 101, 02-089 Warszawa. MBI and WPD are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, subject to the MD Anderson License Agreements (defined below), MBI has obtained licenses to research, develop, make, have made, use, offer to sell, sell, export and/or import and commercialize Licensed Products within the Licensed Territory for use within the Licensed Field under Patent Rights;
WHEREAS, WPD wishes to obtain a sublicense from MBI to research and develop, manufacture, have manufactured, use, export/import, offer to sell and/or sell Sublicensed Products under the Sublicensed Subject Matter for use in the Sublicensed Field within the Sublicensed Territories;
WHEREAS, MBI and WPD wish to share Development Data;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
1.“Additional Patents” has the meaning set forth in Section 7.2 of this Agreement.
1.2 “Agreement” means this Sublicense Agreement.
1.3 “Annual Development Plan” has the meaning set forth in section 4.2 of this Agreement.
1.4 “April 2012 Agreement” means the Patent and Technology License Agreement dated April 2, 2012, entered into by and between Intertech Bio Corporation on the one hand and Board on behalf of UTMDACC on the other hand, and any amendments thereto.
1.5 “Board” means the Board of Regents of the System.
1.6 “Buyback Consideration” has the meaning set forth in Section 15.3(b) of this Agreement.
1.7 “Buyback Event” has the meaning set forth in Section 15.3(a) of this Agreement.

1.8 “Buyback Percentage” has the meaning set forth in Section 15.3(c) of this Agreement.
1.9 “Calendar Quarter” means a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1; provided, however, that the first Calendar Quarter under this Agreement shall commence upon the Effective Date of this Agreement, and the last Calendar Quarter shall extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.
1.10 “Calendar Year” means any twelve (12) month period commencing on January 1st and expiring on December 31st of the same year; provided, however, that the first Calendar Year under this Agreement shall commence on the Effective Date of this Agreement, and the last day of the last Calendar Year shall be the effective date of the termination or expiration of this Agreement.
1.11 “Claims” has the meaning set forth in Section 12.1 of this Agreement.
1.12 “Commercially Reasonable Development Efforts” has the meaning set forth in Section 4.1 of this Agreement.
1.13 “Confidential Information” includes: (1) all information contained in documents marked "confidential" and disclosed by one Party (the “disclosing party”) to the other Party (the “recipient party”) pursuant to this Agreement; (2) orally disclosed information which is disclosed by the disclosing party to the recipient party pursuant to this Agreement, summarized in writing, identified as "confidential" and delivered to the recipient party; and (3) all proprietary technical information, business and financial information, and all other information which a reasonable person would treat confidentially that relates to the Sublicensed Subject Matter and disclosed from the disclosing party to the recipient party, whether or not the information is marked as “confidential”. Notwithstanding anything to the contrary, MBI shall be permitted to make sure disclosures as MBI determines, in its sole discretion, is required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof.
1.14 “Dermin 2010 Agreement” means the Patent and Technology Development and License Agreement dated October 27, 2010 entered into by and between Dermin LLC and MBI.
1.15 “Dermin 2011 Agreement” means the Patent and Technology Development and License Agreement dated April 15, 2011 entered into by and between Dermin LLC and Intertech Bio Corporation.
1.16 “Dermin 2012 Agreement” means the Patent and Technology Development and License Agreement dated June 28, 2012 entered into by and between Dermin LLC and Annamed Inc.
1.17 “Dermin License Agreements” means the Dermin 2010 Agreement, Dermin 2011 Agreement, and Dermin 2012 Agreement, collectively.

1.18 “Development Data” means any data, information or know-how resulting from or relating to the research and development of the Sublicensed Subject Matter or Sublicensed Products. For the purposes of Section 5.1 of this Agreement, Development Data of WPD includes any data, information or know-how resulting from or relating to the research and development of the Sublicensed Subject Matter or Sublicensed Products in the possession or control of MBI or any of its employees, agents, representatives, or affiliates.
1.19 “Development Reimbursement Fee” has the meaning set forth in Section 5.1 of this Agreement.
1.20 “Disagreement” has the meaning set forth in Section 3.6 of this Agreement.
1.21 “Effective Date” is as defined in the Header of this Agreement.
1.22 “Executive(s)” shall have the meaning set forth in Section 3.6 of this Agreement.
1.23 “February 2018 Agreement” means the Patent and Technology License Agreement dated February 12, 2018 entered into by and between MBI on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
1.24 “Force Majeure Event” has the meaning set forth in Section 16.9 of this Agreement.
1.25 “Government” has the meaning set forth in Section 10.2 of this Agreement.
1.26 “Improvements” has the meaning set forth in Section 7.3 of this Agreement.
1.27 “Indemnified Party” has the meaning set forth in Section 12.1 of this Agreement.
1.28 “Indemnifying Party” has the meaning set forth in Section 12.1 of this Agreement.
1.29 “Licensed Field” has the meaning set forth in the MD Anderson License Agreements.
1.30  “Licensed Product(s)” has the meaning set forth in each of the MD Anderson License Agreements, collectively.
1.31 “Licensed Subject Matter” has the meaning set forth in each of the MD Anderson License Agreement, collectively.
1.32 “Licensed Territory” has the meaning set forth in the MD Anderson License Agreements.
1.33 “MBI” has the meaning set forth in the Header of this Agreement.
1.34 “MD Anderson License Agreements” means the June 2010 Agreement, April 2012 Agreement, June 2017 Agreement, and February 2018 Agreement, collectively.
1.35 “Marketing Approval” means the regulatory approval necessary to market and sell a Sublicensed Product in a country.
1.36 “MBI Buy-Back Right” has the meaning set forth in Section 2.4 of this Agreement.
1.37 “Minimum Annual Royalty” has the meaning set forth in Section 6.3 of this Agreement.
1.38 “Minimum Buyback Consideration” has the meaning set forth in Section 15.3(d) of this Agreement.

1.39 “Net Sales” has the meaning set forth in the June 2010 Agreement, April 2012 Agreement, June 2017 Agreement, or February 2018 Agreement, as applicable, to calculate payments for pass-through royalties and override royalty percentage pursuant to Sections 6.1 and 6.2 of this Agreement, respectively.
1.40 “November 2015 Assignment” means the Assignment and Assumption Agreement dated November 17, 2015, entered into by and between MBI and Intertech Bio Corporation, pursuant to which Intertech Bio Corporation assigned all of its rights, title and interest under the April 2012 Agreement to MBI.
1.41 “JDC” has the meaning set forth in Section 3.1 of this Agreement.
1.42 “JDC Chair” has the meaning set forth in Section 3.3 of this Agreement.
1.43 “June 2010 Agreement” means the Patent and Technology License Agreement dated June 21, 2010 entered into by and between Moleculin, LLC (which merged into MBI in 2016) on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
1.44 “June 2017 Agreement” means the Patent and Technology License Agreement dated June 29, 2017 entered into by and between MBI on the one hand and the Board on behalf of UTMDACC on the other hand, and any amendments thereto.
1.45 “Party” and “Parties” has the meaning set forth in the Header of this Agreement.
1.46 “Patent Rights” has the meaning set forth in each of the MD Anderson License Agreements, collectively.
1.47 “Phase II Study” means, in respect of a Sublicensed Product, (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes thereof; or (b) similar clinical study in any national jurisdiction other than the United States.
1.48 “Phase III Study” means, in respect of a Sublicensed Product, (a) that portion of the FDA submission and approval process in which expanded clinical studies are conducted to gather the additional information about effectiveness and safety that is need to evaluate the overall benefit-risk relationship of a product as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(c) or any future revisions or substitutes thereof; or (b) a similar clinical study in any natural jurisdiction other than the United States.
1.49 “Regulatory Approval” has the meaning set forth in the June 2017 Agreement.
1.50 “Sale” or “Sold” means the transfer or disposition of a Sublicensed Product for value to a party other than WPD for purposes other than research and development.
1.51 “Sublicensed Field” means the field of pharmaceutical drug products for the treatment of any illness, disease, or symptom in h umans.
1.52 “Sublicensed Patent Rights” means MBI’s rights, as of the Effective Date of this Agreement, in the information and discoveries described in invention disclosures, or claimed in any patents and/or patent applications in the Sublicensed Territory pursuant to the collective MD Anderson License Agreements.

1.53 “Sublicensed Product(s)” means any product or service sold by WPD or its affiliates comprising, using or made through the use of the Sublicensed Subject Matter pursuant to this Agreement.
1.54 “Sublicensed Subject Matter” means Sublicensed Patent Rights and Sublicensed Technology Rights within the Sublicensed Field.
1.55 “Sublicensed Technology Rights” means MBI’s rights and interests, as of the Effective Date of this Agreement, to Technology Rights granted pursuant to the MD Anderson License Agreements, collectively.
1.56 “Sublicensed Territory” means those countries listed in Exhibit “A” to this Agreement.
1.57 “System” means the University of Texas system.
1.58 “Technology Rights” has the meaning set forth in the MD Anderson License Agreements, collectively.
1.59 “Term” has the meaning set forth in Section 15.1 of this Agreement.
1.60 “Third Party Indemnity Claim” has the meaning set forth in Section 12.2 of this Agreement.
1.61 “UTMDACC” means the University of Texas M.D. Anderson Cancer Center, a component of System.
1.62 “WPD” has the meaning set forth in the Header of this Agreement.
1.63 “WPD Improvements” has the meaning set forth in Section 7.3 of this Agreement.
1.64 “WPD Intellectual Property” has the meaning set forth in Section 7.3 of this Agreement.
ARTICLE II.
SUBLICENSE
1.Subject to the terms and conditions of this Agreement, including without limitation, Sections 2.2, 2.3 and 2.4 below, MBI hereby grants to WPD an exclusive sublicense even as to MBI under the Sublicensed Subject Matter to research, develop, manufacture, have manufactured, use, import, offer to sell and/or sell Sublicensed Products within the Sublicensed Territories for use within the Sublicensed Field.
2.2 The Parties agree that the scope of the license rights granted pursuant to this Agreement do not exceed the scope of rights conferred to MBI pursuant to the MD Anderson License Agreements and such sublicensed rights are subject to any and all restrictions and limitations set out therein.
2.3 The sublicense granted herein is subject to (i) the timely payment by WPD to MBI of all consideration as provided herein (subject to any cure period, if applicable); (ii) MBI’s use of Development Data for any purpose pursuant to Section 5.2 of this Agreement; and (iii) is further subject to the following rights retained by the Board and UTMDACC as per the MD Anderson License Agreements including the right to (A) publish the general scientific findings from research and development related to the Sublicensed Subject Matter, subject to the terms of

Article XI of each of the MD Anderson License Agreements and section 13.4 of this Agreement; (B) use Sublicensed Subject Matter solely for research, teaching, patient care and other academic purposes; and (C) transfer Sublicensed Subject Matter to academic or research institutions for non-commercial purposes.
2.4 At any time during the Term of this Agreement, MBI may terminate any and all rights and licenses granted to WPD in Germany pursuant to this Agreement (“MBI Buy-Back Right”) upon 10 days advanced written notice by either: (i) exercising its right under the Dermin 2012 Agreement to terminate all rights to Germany by making the payment to Dermin set forth in the 2012 Agreement (in such form as approved by MBI and Dermin); or (ii) if the Dermin 2012 Agreement has been terminated prior to any such payment, by either, at MBI’s sole discretion, (A) paying WPD a cash payment of U.S.$500,000, or (B) issuing to WPD shares of MBI common stock valued as of the date of the issuance (shares of MBI common stock may only be issued to the extent such issuance is in compliance with U.S. securities laws and the rules and regulations of any national exchange on which the MBI common stock is then listed). Upon execution of the MBI Buy-Back Right, all rights and licenses granted to WPD under this Agreement with respect to Germany shall revert back to MBI and Germany shall be removed from the Sublicensed Territory.
ARTICLE III.
JOINT DEVELOPMENT COMMITTEE
1.The Parties agree to establish, for the purposes specified herein, a joint development committee (the “JDC”). The Parties acknowledge and agree that neither the JDC, nor any other committee formed or to be formed under this Agreement has the power to amend any term or condition of this Agreement.
3.2 The JDC shall be established by the Parties within forty-five (45) days of the Effective Date of this Agreement and shall oversee the activities of WPD with respect to the research and development of Sublicensed Products and in furtherance of this Agreement for the purposes of exploiting and optimizing the development and ultimate Marketing Approval of Sublicensed Products in the Sublicensed Territory.
3.3 Each Party shall appoint one (1) senior level representative having expertise in research and development within thirty (30) days of the Effective Date to sit on the JDC. A Party may change any of its representatives appointed to the JDC at any time with a new person (with appropriate expertise) by giving written notice of such change to the other Party; provided, however, that, without limiting the foregoing, a key objective with respect to membership in the JDC shall be preserving continuity. The total number of JDC members may be changed by unanimous vote of the JDC from time to time as appropriate; provided, that the JDC shall in all cases be comprised of an equal number of members for each of MBI and WPD. Either Party may invite additional agents or representatives of that Party, which must be under a non-disclosure agreement satisfactory to MBI, to attend any JDC meeting in order to provide the expertise such Party deems reasonably necessary for such meeting, subject to the prior consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. A representative appointed by WPD shall serve as Chair of the JDC (“JDC Chair”). The JDC Chair shall: (i) set meeting agendas, provided that the agenda shall include any matter requested by either Party; (ii) call emergency meetings of the JDC upon the request of a JDC member; and (iii) at the request of either Party, present JDC Disagreements (as defined below) that have been unresolved for thirty (30) days to the Executives (as defined below). The JDC Chair shall be responsible for recording, preparing and issuing minutes of the JDC meetings, which meeting minutes shall be prepared and submitted to the other JDC members for approval within thirty (30) days of the JDC meeting.
3.4 The responsibilities of the JDC shall be exercised consistent with this Agreement and shall include:
a. Review and approval of the Annual Development Plan, and any material changes and updates thereto, prepared and submitted to the JDC by WPD in accordance with Section 4.3, provided that WPD shall incorporate into the applicable Annual Development Plan any comments provided by MBI;
b. Reviewing updates from WPD regarding the status of the research and development of the Sublicensed Products in each of the Sublicensed Territories and WPD’s progress in the implementation of the Annual Development Plan;
c. Reviewing and approving activities and expenditures in satisfaction of WPD’s obligation to use Commercially Reasonable Development Efforts in accordance with Section 4.1 of this Agreement;
d. Reviewing written reports summarizing the Commercially Reasonable Development Efforts and progress of the research and development and all efforts to develop and/or commercialize a Sublicensed Product in each of the Sublicensed Territories within the Sublicensed Field during the preceding Calendar Year. Such reports shall include, without limitation, a full financial report of the expenditures actually made by WPD relative to its claimed Commercially Reasonable Development Efforts.
e. No more than once (1) per Calendar Year, the JDC or MBI may inspect the books and records of WPD that support Commercially Reasonable Development Efforts claimed by WPD, unless otherwise necessary for MBI to comply with its reporting obligations pursuant to any of the MD Anderson License Agreements.
f. Reviewing Development Data that may have been generated as a result of research and development efforts.

3.5 Meetings of the JDC shall be held at least once each Calendar Quarter unless the Parties agree otherwise. Meetings shall be face-to-face, unless otherwise agreed to by the Parties. Each Party shall provide to the other Party copies of all materials, reports or data that are to be considered or reviewed at any meeting at least five (5) business days prior to the date of such meeting.
3.6 The JDC shall operate by unanimous vote. Each of MBI and WPD will have one vote on the JDC, which vote shall be cast by such Party’s designee. If a unanimous vote on any matter within the jurisdiction of the JDC cannot be obtained within thirty (30) days of the date the matter was first presented to the JDC for a vote (a “Disagreement”), then the matter will be referred to the CEO of WPD and to the CEO of MBI for resolution (each an “Executive”, and collectively the “Executives”).
ARTICLE IV.
DEVELOPMENT EFFORTS
1.WPD hereby agrees that it must use Commercially Reasonable Development Efforts to develop and commercialize Sublicensed Products in the Sublicensed Territory within the Sublicensed Field. For purposes of this Agreement, the term “Commercially Reasonable Development Efforts” shall mean, subject to Section 5.1 below, the expenditure by or on behalf of WPD or any of its affiliates of at least: (i) two million dollars (U.S. $2,000,000) during the first two (2) years immediately following the Effective Date of this Agreement on the research, development and commercialization of Sublicensed Products in the Sublicensed Territories; and (ii) one million dollars (U.S. $1,000,000) annually for the two (2) years thereafter on the research and development of Sublicensed Products in the Sublicensed Territories. WPD receives financial support and in-kind contributions from third parties including grants from governmental and non-governmental agencies, in connection with WPD’s research and development efforts. MBI acknowledges and agrees that the value of any grants or other financial support or in-kind contributions expended by WPD or any of its affiliates on the research and development of Sublicensed Products as approved by the JDC shall be considered expenses by or on behalf of WPD or its affiliate as applicable, in calculating the Commercially Reasonable Development Efforts, provided such financial support and in-kind contributions are approved by the JDC as constituting Commercially Reasonable Development Efforts. In the event that WPD fails to use Commercially Reasonable Development Efforts to develop Sublicensed Product, MBI shall have the right to terminate this Agreement pursuant to the terms specified in Section 15.2(c) below.
4.2 WPD shall provide an initial Annual Development Plan for the upcoming Calendar Year within ninety (90) days of the Effective Date of this Agreement. Thereafter, the JDC shall meet to discuss and vote on the proposed Annual Development Plan. The term “Annual Development Plan” means a plan which includes: (a) list of research and development activities in furtherance of the research and development and Marketing Approval of Sublicensed Products for the Sublicensed Field in each Sublicensed Territory; (b) the budget allocated towards each research and development activity; and (c) such other items as the JDC may reasonably determine.
4.3 As consideration for the reservation to MBI of the MBI Buy-Back Right, if MBI exercises the MBI Buy-Back Right, upon such exercise MBI shall be responsible for all reasonable out-of-pocket costs previously deemed to be Commercially Reasonable Development Efforts for any clinical trials or studies carried out by or on behalf of WPD in Germany with a view to developing and commercializing Sublicensed Products in Germany. With respect to any expenses on clinical trials or studies carried out in Germany and paid for by MBI pursuant to the preceding sentence that would otherwise represent Commercially Reasonable Development Efforts pursuant to Section 4.1, the total costs and expenses of such clinical trials or studies shall be considered and calculated as Commercially Reasonable Development Efforts of WPD, and shall be deducted from the amounts that WPD is obligated to spend on Commercially Reasonable Development Efforts in the applicable period.
ARTICLE V.
INFORMATION
1.Within sixty (60) days of the Effective Date of this Agreement MBI shall transfer to WPD Development Data in MBI’s possession, custody or control, if any. In exchange for such Development Data, WPD shall make a development reimbursement fee to MBI in the amount of three hundred thousand dollars (U.S. $300,000)(the “Development Reimbursement Fee”) within the first year of the Effective Date of this Agreement. Should WPD fail to make the Development Reimbursement Fee in accordance with the terms of this Section, then at MBI’s sole discretion: (i) Germany shall no longer be a part of the Sublicensed Territories and any and all rights and licenses granted to WPD with respect to Germany herein shall be terminated and any and all rights, title and interests to Development Data with respect to Germany shall be promptly transferred from WPD to MBI; or (ii) the Commercially Reasonable Development Efforts during the first two (2) years immediately following the Effective Date of this Agreement, as set forth in Section 4.1 above, shall increase from two million dollars (U.S. $2,000,000) to two million five hundred thousand dollars (U.S. $2,500,000).
5.2 WPD hereby grants MBI the right to use Development Data provided by WPD for any purpose in any territory. . Development Data shall be also shared with UTMDACC and the Board as may be required pursuant to each of the MD Anderson License Agreements. MBI shall have no obligation to provide support or assistance to WPD in connection with development of Sublicensed Products, except as may be set forth in a separate written agreement executed by the Parties. Notwithstanding the foregoing, upon WPD’s written request, MBI may reasonably assist WPD, at WPD’s expense, in its efforts to obtain funding required for research, development, and Marketing Approval of Sublicensed Products in the Sublicensed Territories. Such assistance, or lack thereof, cannot be used as a defense by WPD in adhering to this Agreement.
ARTICLE VI.

CONSIDERATION, REIMBURSEMENTS AND PAYMENT
1.In consideration for rights granted by MBI to WPD under this Agreement, WPD agrees to pay MBI a running royalty, pursuant to the MD Anderson License Agreements (“pass-through royalties”) calculated as the sum of the following:
a. percentage of Net Sales, as set forth in Section 4.1(d)(i) of the June 2010 Agreement, for any Sublicensed Product approved for dermatological use, covered by the Patent Rights and/or Technology Rights licensed to MBI pursuant to the June 2010 Agreement;
b. percentage of Net Sales, as set forth in Section 4.1(d)(ii) of the June 2010 Agreement, for any Sublicensed Product approved for non-dermatological use, covered by the Patent Rights and/or Technology Rights licensed to MBI pursuant to the June 2010 Agreement;
c. percentage of Net Sales, as set forth in Section 4.1(d) of the April 2012 Agreement, for any Sublicensed Product covered by the Patent Rights and/or Technology Rights licensed to Intertech Bio Corporation (thereafter, assigned from Intertech Bio Corporation to MBI pursuant to the November 2015 Assignment) pursuant to the April 2012 Agreement;
d. percentage of Net Sales, as set forth in Section 4.1(d) of the June 2017 Agreement, for any Sublicensed Product covered by the Patent and/or Technology Rights licensed to MBI pursuant to the June 2017 Agreement;
e. percentage of Net Sales, as set forth in Section 4.1(d)(i) of the February 2018 Agreement, for any Sublicensed Product approved for dermatological use, covered by the Patent Rights and/or Technology Rights licensed to MBI pursuant to the February 2018 Agreement; and
f. percentage of Net Sales, as set forth in Section 4.1(d)(ii) of the February 2018 Agreement, for any Sublicensed Product approved for non-dermatological use, covered by the Patent Rights and/or Technology Rights licensed to MBI pursuant to the February 2018 Agreement.
Each of the above royalty amounts shall be due and payable pursuant to Section 4.1(d) of the applicable MD Anderson License Agreement. Additionally, the pass-thru royalties payable shall be reduced to the extent such reduction is taken by or provided to MBI pursuant to the applicable MD Anderson License Agreement, and shall be further subject to any sections of the applicable MD Anderson License Agreement that modify or change the terms or payment of the pass-thru royalties to be made by MBI. MBI shall notify WPD of any reduction taken by or provided to MBI pursuant to any of the applicable MD Anderson License Agreements.
6.2 In further consideration for the rights granted by MBI to WPD under this Agreement, WPD agrees to pay MBI a royalty percentage in addition to the pass-through royalty

(“override royalty percentage”) equal to 1.0% of Net Sales of any Sublicensed Product, provided, however, if WPD spends: (i) more than five million dollars (U.S. $5,000,000) in Commercially Reasonable Development Efforts prior to the fifth anniversary of the Effective Date and more than six million dollars (U.S. $6,000,000) in Commercially Reasonable Development Efforts prior to the sixth anniversary of the Effective Date, the override royalty percentage will decrease to 0.75% of Net Sales; or (ii) more than six million dollars (U.S. $6,000,000) in Commercially Reasonable Development Efforts prior to the fifth anniversary of the Effective Date and more than eight million dollars (U.S. $8,000,000) in Commercially Reasonable Development Efforts prior to the sixth anniversary of the Effective Date, the override royalty percentage will decrease to 0.5% of Net Sales.
6.3 Minimum annual royalties (“Minimum Annual Royalties”) will be due and payable (without invoice) by WPD to MBI as follows:
a. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to MBI pursuant to the June 2010 Agreement: the amount payable and due as set forth in Section 4.1(e) of the June 2010 Agreement;
b. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to Intertech Bio Corporation (assigned to MBI pursuant to the November 2015 Assignment) pursuant to the April 2012 Agreement: the amount payable and due as set forth in Section 4.1(e) of the April 2012 Agreement;
c. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to MBI pursuant to the February 2018 Agreement: the amount, payable and due as set forth in Section 4.1(e) of the February 2018 Agreement.
Each of the Minimum Annual Royalties shall be due and payable pursuant to Section 4.1(e) of the applicable MD Anderson License Agreement, under the same terms and conditions set forth in the applicable MD Anderson License Agreement. Running royalties accrued under Section 6.1 actually paid to MBI for Net Sales made during the twelve-month period preceding an anniversary of the applicable effective date may be credited against the Minimum Annual Royalties due on that anniversary date. Notwithstanding the foregoing, to the extent MBI’s obligation to pay a Minimum Annual Royalty pursuant to the applicable MD Anderson License Agreement ceases, WPD’s obligation hereunder shall cease.
6.4 WPD shall pay milestone payments to MBI as follows:
a. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to MBI pursuant to the June 2010 Agreement: the amount(s), payable and due as set forth in Section 4.1(f)(1) of the June 2010

Agreement, upon commencement of the first Phase III Study in respect of a Sublicensed Product;
b. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to Intertech Bio Corporation (assigned to MBI pursuant to the November 2015 Assignment) pursuant to the April 2012 Agreement: the amount(s), payable and due as set forth in Sections 4.1(f)(1), 4.1(f)(2), 4.1(f)(3) and 4.1(f)(4) of the April 2012 Agreement, upon commencement of the first Phase II and Phase III Study in respect of a Sublicensed Product; and upon receiving Market Approval for the first time in respect of a Sublicensed Product;
c. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to MBI pursuant to the June 2017 Agreement: the amount(s), payable and due as set forth in Sections 4.1(e)(1), 4.1(e)(2) and 4.1(e)(3) of the June 2017 Agreement upon commencement of the first Phase III Study in respect of a Sublicensed Product; and upon receiving Regulatory Approval for the first time in respect of a Sublicensed Product; and
d. With respect to a Sublicensed Product covered by Patent Rights and/or Technology Rights licensed to MBI pursuant to the February 2018 Agreement: the amount(s), payable and due as set forth in Section 4.1(f)(1) of the February 2018 Agreement, upon commencement of the first Phase III Study in respect of a Sublicensed Product.
Each of the milestone payments shall be due and payable pursuant to Section 4.1(e) or 4.1(f) of the applicable MD Anderson License Agreement, under the same terms and conditions set forth in the applicable MD Anderson License Agreement.
6.5 During the Term, to the extent MBI is required to make any payments to UTMDACC or the Board pursuant to Sections 4.1(d), (e), or (g) of the June 2010 Agreement, April 2012 Agreement, and February 2018 Agreement, or Section 4.1(f) of the June 2017 Agreement, or any other consideration, whether a milestone payment or royalty, as a result of the research and development or Sale of a Sublicensed Product, and not contemplated by the terms of this Agreement, WPD shall be required to advance or reimburse MBI such payments upon demand by MBI and an accounting showing the calculations for such payments. Such requirement to advance or reimburse MBI for payments made to the UTMDACC or the Board pursuant to Sections 4.1(g) of the June 2010 Agreement, April 2012 Agreement, and February 2018 Agreement, or Section 4.1(f) of the June 2017 Agreement shall not apply to any obligation on MBI to pay the UTMDACC or the Board relating to the override royalty paid to MBI pursuant to Section 6.2 of this Agreement.
ARTICLE VII.
MAINTENANCE AND ADDITIONAL PATENTS

1.MBI shall be responsible for the prosecution and maintenance of the Sublicensed Patent Rights, subject to Section 7.2 of this Agreement.
7.2 WPD shall consult with MBI in the event that WPD determines that any additional patent applications (“Additional Patents”) for the Sublicensed Subject Matter in the Sublicensed Territory should be filed. Should MBI and WPD agree that an Additional Patent covering an invention in the Sublicensed Territory shall be filed, then MBI, at all times subject to the terms of the applicable MD Anderson License Agreements, will prepare and file appropriate patent applications covering the invention so identified. In such instance, WPD shall be responsible for all costs of searching, preparing, filing, prosecuting and maintaining the Additional Patents in the Sublicensed Territories. For purposes of clarity only, (i) WPD shall not be responsible for any part of the Annual Maintenance Fee, as that term may be defined in any applicable MD Anderson License Agreement, or any other maintenance fees for the Sublicensed Patent Rights except for maintenance fees for any Additional Patents, and (ii) WPD shall not be responsible for any other costs specified under Article VI of any of the MD Anderson License Agreement unless such costs are specifically assigned to WPD under the terms of this Agreement.
7.3 MBI shall own any and all rights, titles, and interests, including all intellectual property rights, in any and all variations, modifications, improvements, or enhancements of or relating to the Sublicensed Subject Matter (whether patentable or not) (collectively “Improvements”) whether conceived, developed, created or reduced to practice by MBI or WPD (regardless of whether WPD-Incorporated IP is utilized) during the term of this Agreement. As between WPD and MBI, WPD shall own all rights and title and interests including all intellectual property rights in all intellectual property or other subject matter developed or acquired independent of the Sublicensed Subject Matter and owned by WPD or licensed from third parties by WPD (“WPD Intellectual Property”). MBI acknowledges that in the course of developing the Sublicensed Product, WPD may incorporate in the Sublicensed Product certain WPD Intellectual Property that is developed and owned by WPD prior to the Effective Date (“WPD-Incorporated IP”).
a. MBI hereby grants WPD an exclusive license under the Improvements to research, develop, manufacture, have manufactured, use, import, offer to sell and sell Sublicensed Products in the Sublicensed Territory.
b. WPD hereby grants MBI an exclusive license under WPD-Incorporated IP to research, develop, manufacture, have manufactured, use, import, offer to sell and sell Licensed Products in any territory outside of the Sublicensed Territories. WPD hereby grants MBI a non-exclusive license under the WPD-Incorporated IP to research develop, manufacture, have manufactured, use, import, offer to sell Licensed Products in the Sublicensed Territories upon expiration or earlier termination of this Agreement.

7.4 To the extent that MBI and not UTMDACC or any other third party, has control over the preparation, filing prosecution and maintenance of a patent application or patent:
a. MBI shall keep WPD reasonably informed of the status of any patent application or patent directed to the Sublicensed Patent Rights in the Sublicensed Territories, and will provide WPD with a copy of any patent applications included within the Sublicensed Patent Rights in the Sublicensed Territories, as well as copies of any material documents received or filed during the prosecution of Additional Patents in the Sublicensed Territories included within the Sublicensed Patent Rights;
b. MBI shall not knowingly abandon any such patent application or patent included within the Additional Patents without reasonable advanced notice to WPD; If WPD is not in default on any of its obligations under this Agreement, MBI shall consider in good faith any requests made by WPD to continue prosecution, but the final decision to continue or abandon shall be in MBI’s sole discretion. The parties agree that they share a common legal interest to get valid enforceable patents and that each party will maintain as privileged all information received pursuant to this section 7.4. In addition such information shall be considered to fall within the definition of “Confidential Information” as set forth in Article XIII.
ARTICLE VIII.
INFRINGEMENT BY THIRD PARTIES
1.Subject to any limitations as may be set forth in the MD Anderson License Agreements and Dermin License Agreements WPD, at its expense, shall have the first right to (but shall not be obligated to) enforce any patent included within the Sublicensed Patent Rights against infringement by third parties in the Sublicensed Territories. After reimbursement of reasonable legal costs and expenses related to such recovery incurred by WPD, WPD agrees to pay MBI (a) the applicable royalty detailed in Section 6.1 and 6.2 above for any monetary recovery that is for sales of Sublicensed Product lost due to the infringement, and fifty percent (50%) of related punitive damages received by WPD or its affiliates; or (b) fifty percent (50%) of reasonable royalties awarded and received by WPD or its affiliates, and fifty percent (50%) of related punitive damages received by WPD or its affiliates in any monetary recovery in which the award is for reasonable royalties.
8.2 If either WPD or MBI becomes aware of any infringement or potential infringement of the Sublicensed Patent Rights, each shall promptly notify the other of such in writing. If WPD does not file suit against a potential infringer or take alternative action reasonably acceptable to MBI to end such infringement or potential infringement, within three (3) months of knowledge thereof, then, provided that such infringement is still on going, MBI may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and WPD, with MBI retaining all recoveries from such enforcement. In addition, in resolution of such infringement, MBI may grant non-exclusive license rights to the alleged infringer notwithstanding WPD’s exclusive license rights granted herein.
8.3 In any suit or dispute involving an infringer, the Parties agree to cooperate fully with each other. Each Party shall cooperate with the other including provision of documents and witnesses in the conduct of litigation against any third party infringement, whether they have commenced it or not. At the request and expense of the Party bringing suit, the other Party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens and the like in its possession.
ARTICLE IX.
PATENT MARKINGS
1.WPD agrees that all packaging containing individual Sublicensed Products, documentation therefor, and, when possible, actual Sublicensed Products sold by WPD will be permanently and legibly marked with the number of any applicable patents licensed hereunder in accordance with each country’s patent laws to the extent such marking is necessary or required to fully preserve Sublicensed Patent Rights in such country.
ARTICLE X.
REPRESENTATIONS, WARRANTIES AND COVENANTS
1.Each Party represents and warrants that:
a. it is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
b. it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
c. this Agreement is legally binding upon it and enforceable in accordance with its terms; that the execution, delivery and performance of this Agreement by it does not conflict with any Agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental entity having jurisdiction over it; and
d. it has not granted, and will not grant during the term of the Agreement, any right to any third party that would conflict with the rights granted to the other Party hereunder; that it has (or will have at the time performance is due)

maintained, and will maintain, and keep in full force and effect, all agreements, permits and licenses necessary to perform its obligations hereunder; and in complying with the terms and conditions of this Agreement and carrying out any obligations hereunder, it will comply (and it will ensure that its subcontractor’s comply) with all applicable laws, regulations, ordinances, statutes, and decrees or proclamations of all governmental entities having jurisdiction over such Party.
2.Except for the rights of any party to the MD Anderson License Agreements, Dermin License Agreements, and the Government of the United States of America ("Government") as set forth below and except as may otherwise be set forth in this Agreement, MBI represents and warrants that:
a. MBI is the exclusive licensee of the Sublicensed Patent Rights and is entitled to grant the rights and licenses specified herein, subject to the terms and conditions of the MD Anderson License Agreements, Dermin License Agreements and/or any rights of the Government;
b. as of the Effective Date, all right, title, and interest of Moleculin, LLC under the June 2010 Agreement is owned by MBI;
c. as of the Effective Date, all right, title and interest of Intertech Bio Corporation under the April 2012 Agreement has been sold, assigned and transferred to MBI and is owned by MBI;
d. as of the Effective Date, MBI is entitled to the benefit of each of the Dermin License Agreements as licensor, and is entitled to exercise the rights of the licensor in each of the Dermin License Agreements;
e. MBI has not entered into any agreement granting any rights, interest or claim in or to any Sublicensed Patent Rights, if any, to any third party that conflicts with or is inconsistent with the rights granted to WPD pursuant to this Agreement;
f. to MBI’s knowledge, as of the Effective Date of this Agreement, the patents encompassed by the Sublicensed Patent Rights are, or upon issuance will be, valid, and enforceable patents, no third party is infringing or threatened to infringe any such Sublicensed Patent Rights, and no third party has challenged or threatened to challenge the scope, validity, or enforceability of such patents or Sublicensed Patent Rights, nor is MBI aware of any valid basis for any such challenge;

g. MBI will consult with and keep WPD reasonably informed of the status of any patent application or patent related to the Sublicensed Patent Rights, subject to Section 7.4 of this Agreement;
h. to MBI’s knowledge, as of the Effective Date of this Agreement, there are no third party patents or intellectual property rights which would be infringed by WPD’s exercise of the rights granted to WPD under this Agreement; and
i. to MBI’s knowledge, as of the Effective Date of this Agreement, there are no other patents, patent applications or intellectual property rights created or owned by MBI which would be infringed by WPD’s exercise of the rights granted to WPD under this Agreement.
3.WPD understands that the Sublicensed Patent Rights may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail. To MBI’s knowledge, as of the Effective Date of this Agreement there are no funding agreements with the Government under which any of the Sublicensed Patent Rights were developed.
4.WPD understands and acknowledges that certain rights and interests to substantial portions of the Sublicensed Subject Matter have been licensed to Dermin pursuant to the Dermin License Agreements and Dermin has certain rights relative thereto that conflict with rights granted herein. This Agreement is explicitly made subject to the rights granted to Dermin pursuant to the Dermin License Agreements, and the rights granted to WPD shall be junior to such rights granted to Dermin. WPD hereby acknowledges that it has received and reviewed the Dermin License Agreements.
5.WPD hereby acknowledges that it has received and reviewed the MD Anderson License Agreements.
6.WPD understand and agrees that, except as set out in section 10.2 of this Agreement, MBI, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and costs of development, patentability, and/or breadth of the Sublicensed Subject Matter. Except as set out in section 10.2 of this Agreement, MBI, by this Agreement, also makes no representation as to whether any patent covered by the Sublicensed Patent Rights is valid or as to whether there are any patents now held, or which will be held by others or by MBI in the Sublicensed Field. Except as set out in section 10.2 of this Agreement, MBI does not make any representation that the inventions contained in Sublicensed Patent Rights do not infringe any other patents now held or that will be held by others.

7.WPD, by execution hereof, acknowledges, covenants and agrees that WPD has not been induced in any way by MBI or employees of MBI to enter into this Agreement, and further represents that WPD is entering into this Agreement voluntarily.
8.Upon execution of this Agreement, WPD will provide MBI with a complete schedule of the equity ownership of WPD, and further agrees to update such equity ownership schedule within 30 days after the completion of each calendar quarter after the date hereof.
9.U.S. FCPA Compliance. WPD hereby agrees to at all times comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and WPD shall establish, institute and maintain policies and procedures designed to ensure that:
a. no agent, employee or affiliate of WPD, or any of its affiliates, takes any action, directly or indirectly, that would result in a violation by such person of the FCPA or any other anti-bribery or anti-corruption law, rule or regulation of similar purpose and scope, including, without limitation, making use of the U.S. mails or any means or instrumentality of interstate commerce in furtherance of an unlawful offer, payment, promise to pay or authorization of the unlawful payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” or any foreign political party or official thereof, of any candidate for any foreign office or any candidate for foreign political office, in contravention of the FCPA;
b. WPD, and its affiliates, shall at all times keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly authorized and recorded;
c. WPD shall, and shall cause its respective affiliates, to permit MBI and its respective designated representatives, at reasonable times and upon reasonable prior notice to such parties, to review the books and records of WPD and any of its affiliates and to discuss the affairs, finances and condition of such party and any of its affiliates with the officers of such entities and any of their affiliates in relation to their compliance with this section, as applicable.
d. WPD understands and agrees that MBI may terminate this Agreement immediately and without any early termination penalty in the event that WPD, or any of its affiliates, materially violates the FCPA or any other anti-bribery or anti-corruption law. WPD understands and agrees that, if WPD, or any of its affiliates, intends to use foreign subcontractors to provide any services pursuant to this Agreement, such party and each of its affiliates is prohibited from engaging or using subcontractors for performance of services under this Agreement without prior and express authorization, in writing, by MBI. If WPD, or any of its affiliates, is authorized to engage or use subcontractors for such work, such party and each of its affiliates so involved agrees to obtain a commitment from the subcontractor to comply with the FCPA and any other anti-bribery or anti-corruption law.
ARTICLE XI.
USE OF NAME
1.WPD will not use the name of (or the name of any employee of) UTMDACC, System or the Board in any advertising, promotional or sale literature on its website or for the purposes of raising capital without the advanced express written consent of Board.
ARTICLE XII.
INDEMNIFICATION
1.Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other Party and its officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnified Party”) from and against any and all losses, damages and other amounts payable to a claimant, as well as reasonable attorneys’ fees and costs (collectively, “Losses”), to the extent resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a third party against the Indemnified Party based on or arising from: (a) breach of any representation or warranty or covenant or other agreement by the Indemnifying Party contained in this Agreement, or (b) negligence, recklessness or willful misconduct by such Indemnifying Party.

2.In the event that any third party asserts a Claim with respect to any matter for which the Indemnified Party is entitled to indemnification hereunder (a “Third-Party Indemnity Claim”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then, only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) days of receipt of notice by the Indemnifying Party from the Indemnified Party of the commencement of or assertion of any Third-Party Indemnity Claim, to control the defense, settlement, appeal or other disposition of the Third-Party Indemnity Claim with counsel reasonably acceptable to the Indemnified Party; provided that, the Indemnified Party will have the right to participate jointly therein and provided, further, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third-Party Indemnity Claim, the Indemnified Party may assume its own defense and the Indemnifying Party will be liable for the reasonable costs and expenses of the Indemnified Party in connection therewith. The Indemnifying Party will not settle any Third-Party Indemnity Claim except: (i) with the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed; and (ii) with respect to any Third-Party Indemnity Claim relating solely to the payment of money damages and which could not result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to Indemnify the Indemnified Party hereunder; provided, that the Indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Indemnified Party from the Third-Party Indemnity Claim. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner.
3.IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY MULTIPLIED OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER AGAINST THIRD-PARTY INDEMNITY CLAIMS.
ARTICLE XIII.
CONFIDENTIALITY
a.During the term of this Agreement and for a period of five (5) years thereafter, the Parties each agree that Confidential Information of the other party, which is disclosed to it by the other party pursuant to this Agreement: (i) shall be received and held in strict confidence, (ii) shall be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party (except as required by law, court order or regulation), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that particular Confidential Information:
a. Was in the public domain at the time of disclosure to the recipient party; or
b. Later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or
c. was lawfully disclosed to the recipient party by a third party having the right to disclose it to the recipient party; or

d. was already known by the recipient party at the time of disclosure; or
e. was independently developed by the recipient party without use of the disclosing party's Confidential Information; or
f. is required by law, court order or regulation to be disclosed, provided that the recipient party so obligated to disclose the Confidential Information shall promptly notify the disclosing party of such requirement and provide the disclosing party an opportunity to challenge or limit the disclosure requirement and to seek confidential treatment or protection order, and that the Confidential Information so disclosed shall remain otherwise subject to the confidentiality and non-use obligations set forth above in this Section 13.1.
Particular Confidential Information shall not be deemed to come under any of the above exceptions merely because it is embraced by more general information that is or becomes subject to any of the above exceptions.
b.Subject to full compliance with Section 13.3 below, WPD may disclose MBI’s Confidential Information to its employees, consultants and affiliates who have a need to know such information in order to satisfy WPD’s obligations under this Agreement. Such employees, consultants and affiliates of WPD shall be required to agree to maintain the confidentiality of such information pursuant to terms no less restrictive that the ones set forth herein. MBI shall restrict the disclosure of WPD’s Confidential Information to MD Anderson, those of MBI’s employees, consultants and affiliates who have a need to know such information in order to satisfy MBI’s obligations under this Agreement and any applicable MD Anderson License Agreement, are obliged under a written agreement with MBI to restrict the disclosure, possession, knowledge, development and use of such Confidential Information wherein such obligations are no less restrictive than those of MBI contained herein.
c.Each Party shall protect the other party’s Confidential Information with at least the same degree of care as it uses to protect its own confidential information, but at no time less than a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of five (5) years thereafter.
d.WPD acknowledges that subject to the MD Anderson License Agreement, UTMDACC and MBI reserve the right to publish the general scientific findings from research related to Licensed Subject Matter, with due regard to the protection of WPD’s Confidential Information. MBI will submit manuscripts of any proposed publication to WPD at least twenty (20) calendar days before publication, and WPD shall have the right to review and comment upon the publication in order to protect WPD’s Confidential Information. Upon WPD’s request, publication may be delayed up to sixty (60) additional calendar days to enable WPD to file adequate intellectual property protection desired by WPD of WPD’s Confidential Information that would otherwise be affected by the publication.

e.Data Privacy and Security Laws. WPD and its subsidiaries (if any) will at all times during the Term be in material compliance with all applicable data privacy and security laws and regulations, and the Company and its subsidiaries (if any) have taken or will take commercially reasonable actions to comply with the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) and all other applicable laws and regulations with respect to Personal Data (defined below) that have been announced as of the date hereof as becoming effective within 12 months after the date hereof, and for which any non-compliance with same would be reasonably likely to create a material liability (collectively, the “Privacy Laws”). To the Company’s knowledge, the Company and its subsidiaries (if any) have been and currently are in material compliance with the GDPR. To ensure material compliance with the Privacy Laws, the Company and its subsidiaries (if any) have taken, and currently take, commercially reasonable steps reasonably designed to ensure compliance in all material respects with Privacy Laws relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data that the Company has collected, and collects, or is in the Company’s possession or will be in the Company’s possession during the Term. “Personal Data” means “personal data” as defined by GDPR.
ARTICLE XIV.
ASSIGNMENT
1.Neither Party shall assign any of its rights or obligations under this Agreement not specifically transferable by its terms without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; except in connection with the merger or acquisition of a Party by a third party, or the sale of all or substantially all of such Party's assets to which this Agreement relates to a third party. For any assignment to be effective the assignee must assume in writing (a copy of which writing will be provided to the other Party) all of the assigning Party's interests, rights, duties, liabilities and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original party to the Agreement. Notwithstanding the foregoing, WPD may not assign this Agreement without the approval of MBI if such assignment would require the approval of MD Anderson or the payment to MD Anderson of any consideration.

ARTICLE XV.
TERM AND TERMINATION
1.The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Sublicensed Patents, unless earlier termination by either (i) termination of all of the MD Anderson License Agreements, or (ii) pursuant to the terms of this Agreement (“Term”).

2.Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:
a. Automatically, if WPD becomes bankrupt or insolvent and/or if the business of WPD shall be placed in the hands of a receiver or trustee, whether by voluntary act of WPD or otherwise; or
b. Upon thirty (30) calendar days written notice from MBI, if WPD materially breaches or defaults on the payment or report obligations of Article VI, or use of name obligations of Article XI, or any obligation set forth in Article IV, unless before the end of such thirty (30) calendar day notice period, WPD has cured the material default or breach to MBI’s reasonable satisfaction, and so notifies MBI, stating the manner of the cure; or
c. Upon ninety (90) calendar days written notice from MBI if WPD materially breaches or defaults on any other obligation under this Agreement, unless, before the end of such ninety (90) calendar day period, WPD has cured the material default or breach to MBI’s reasonable satisfaction, and so notifies MBI, stating the manner of the cure; or
d. At any time by mutual written agreement between WPD and MBI upon one hundred eighty (180) calendar days written notice to all Parties and subject to any terms herein which survive termination; or
e. Immediately, upon written notice from MBI, if WPD brings any action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of MBI’s, UTMDACC’s or the Board's ownership of any patent included in the Sublicensed Patent Rights. Any dispute regarding the validity, enforceability or ownership of any patent included in the Patent Rights shall be litigated in the courts located in Houston, Texas, and WPD agrees not to challenge personal jurisdiction in that forum. To the extent that WPD unsuccessfully challenges the validity or enforceability of any patent included in the Patent Rights, WPD agrees to reimburse MBI, UTMDACC and Board for all costs and fees (including attorney's fees) paid by MBI, UTMDACC and Board in defending against such challenge. WPD understands and agrees that, in the event WPD successfully challenges the validity or enforceability of any patent included in the Patent Rights, all payments or other consideration made or otherwise provided by WPD to MBI, UTMDACC or the Board prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable.
f. Notwithstanding any terms to the contrary, if WPD has defaulted or been late on its payment obligations pursuant to this Agreement for a period of five (5)

calendar days after notice from MBI of such default or failure to pay on any two (2) occasions in a twelve (12)-month period. Notwithstanding the foregoing, WPD may avoid termination under this Section, if WPD pays all past due amounts and a default waiver fee of $50,000.00 within thirty (30) calendar days following the receipt of written notice from MBI identifying the second payment default in the twelve (12) month period. WPD may avoid termination as provided in the foregoing sentence (by payment of all past due amounts and default waiver fee) a maximum of three (3) times during the Term of this Agreement. For purposes of clarification, a separate default waiver fee of $50,000.00 shall be due each time WPD seeks to avoid termination under this provision. It is understood that time is of the essence with respect to the default waiver fees, and these fees are not subject to the thirty (30) day cure period specified in Section 15.2(b); or
3.Early Termination or Amendment Rights. MBI shall have the right, in its sole discretion, to terminate this Agreement in whole, or to materially amend the Agreement by removing a portion of the Sublicensed Subject Matter related to a Buyback Event (defined below), at any time in connection with the completion of any Buyback Event by paying to WPD the Buyback Consideration (defined below), provided however that MBI’s right to terminate this Agreement shall only be exercised if the Buyback Consideration payable to WPD is reasonably expected to exceed the Minimum Buyback Consideration (defined below).
a. “Buyback Event” means the occurrence of any of the following:
i. MBI entering into a license or sublicense agreement with an unaffiliated third party pursuant to which such MBI grants such third party a license or sublicense to all or to a material portion of the Sublicensed Subject Matter within all or substantially all of the Sublicensed Territories;
ii. MBI, directly or indirectly, in one or more related transactions, effecting any merger or consolidation of MBI with or into another entity;
iii.MBI, directly or indirectly, effecting any sale, license, assignment, transfer, conveyance or other disposition of all or to a material portion of its assets in one or a series of related transactions; or
iv.MBI, directly or indirectly, in one or more related transactions, consummating a stock or share purchase agreement or other business combination with another entity or group of entities whereby such other entity or group acquires more than 50% of the outstanding shares of MBI common stock.
b. “Buyback Consideration” means:

i. With respect to a Buyback Event set forth in 15.3(a)(i) above, the Buyback Consideration shall consists of the Buyback Percentage (as defined below) multiplied by the cash and non-cash consideration paid to MBI by the third party licensee pursuant to the license or sublicense agreement, less any transaction costs. To the extent the Buyback Consideration consists of non-cash consideration, the value of such Buyback Consideration shall be determined in good faith by MBI.
ii. With respect to a Buyback Event set forth in 15.3(a)(ii)-(iv) above, the Buyback Consideration shall consists of the Buyback Percentage multiplied by the cash or non-cash consideration paid to MBI or to MBI’s shareholders, less any transaction costs. To the extent the Buyback Consideration consists of non-cash consideration, the value of such Buyback Consideration, less any transaction costs, shall be determined in good faith by MBI.
iii.To the extent any Buyback Consideration is payable to MBI over time, MBI shall be permitted to pay WPD such Buyback Consideration, less any transaction costs, as and when received by MBI. To the extent any Buyback Consideration is payable to WPD over time, MBI shall provide WPD with a written statement showing the expected value of such Buyback Consideration.
c. “Buyback Percentage” means the greater of:
i. The sum total of the following as of the date of the Buyback Event:
1. Two percent (2%) upon execution of this Agreement; plus
2. Three percent (3%) upon the completion by WPD of its initial public offering, provided such offering provides WPD with net proceeds of not less than $2.0 million; or
ii. 10% multiplied by a fraction (A) the numerator of which is the total dollar amount of expenditures made by or on behalf of WPD or any of its affiliates that qualify as Commercially Reasonable Development Efforts under this Agreement, up to a maximum of $2.0 million; and (B) the denominator of which is $2.0 million.
d. “Minimum Buyback Consideration” means as of the date of the Buyback Event the sum of:

i. the total amount expended by or on behalf of WPD or any of its affiliates on Commercially Reasonable Development Efforts;
ii. the total amount of grants from governmental agencies, in connection with WPD’s Commercially Reasonable Development Efforts (not otherwise included in 15.3(d)(i) above; and
iii. any fees or penalties incurred by or on behalf of WPD in connection with the return or reimbursement of any financial support and in-kind contributions from third parties, including grants from governmental and non-governmental agencies.
4.Upon termination of this Agreement:
a. Nothing herein will be construed to release either Party of any obligation maturing prior to the effective date of termination; and
b. The Parties agree that the provisions of Article XI (Use of Name), Article XII (Indemnification), Article XIII (Confidentiality) and Section 7.3(b) of this Agreement shall survive termination of this Agreement; and
c. WPD may for a period of one (1) year after the effective date of termination, sell all Sublicensed Product(s) and parts thereof that it has on hand at the date of termination, if WPD pays the earned royalty thereon and any other amounts due pursuant to the terms of this Agreement; and
d. Subject to Section 15.3(c) above, WPD agrees to cease and desist any use and all sale of the Sublicensed Subject Matter and Sublicensed Products; and
e. all rights granted by MBI to WPD hereunder shall revert to MBI or otherwise cease; provided, however, if this Agreement is not earlier terminated during the Term pursuant to termination of the MD Anderson License Agreement or pursuant to Section 15.2 of this Agreement, then all rights granted by MBI to WPD shall be granted in perpetuity.
ARTICLE XVI.
MISCELLANEOUS
1.The Parties shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary, if any, in connection with the performance of its obligation hereunder to carry out the intent of this Agreement.

2.This Agreement, including exhibits and schedules (if any) contains the entire understanding of the Parties, and supersedes all prior agreements and understandings between the Parties. This Agreement may be amended only by a written instrument signed by the Parties.
3.The waiver by any Party of any term or condition of this Agreement, or any part hereof, shall not be deemed a waiver of any other term or condition of this Agreement, or of any later breach of this Agreement.
4. Any notice required by this Agreement will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

If to WPD: If to MBI:

WPD Pharmaceuticals sp. z o.o Moleculin Biotech Inc. Attention: CEO Attention: CEO
ul. Żwirki i Wigury 101, 5300 Memorial Drive, Suite 950
02-089 Warszawa, Poland Houston, TX 77007

5.This Agreement may be executed in counterparts, all of which together shall constitute a single agreement.
6.This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas. Any dispute between the Parties regarding or related to this Agreement shall be litigated in the courts located in Houston, Texas, and WPD agrees not to challenge personal jurisdiction in that forum.
7.If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable.

8.The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Exhibits (if any) to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “ARTICLE,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule or Exhibit, without reference to a document are to the specified provision, Schedule or Exhibit of this Agreement. This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.
9.Except for the payment of any amount due hereunder (other than any amount disputed in good faith), neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement, when any such failure or delay is caused by fire, flood, earthquakes, locusts, explosions, sabotage, terrorism, lack of adequate raw materials (caused by matters beyond the reasonable control of the performing Party), civil commotions, riots, invasions, wars, peril of the sea, acts, restraints, requisitions, regulations, or directions of government authorities (caused by matters beyond the reasonable control of the performing Party), acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner. For clarity, a Force Majeure Event shall not excuse a Party from its obligation to pay any money due hereunder.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full right, power and authority to enter into and perform under this Agreement.

Moleculin Biotech Inc.    WPD Pharmaceuticals SP. z o.o.

By: _/s/ Walter Klemp    By:  /s/ Mariusz Olejniczak
Walter Klemp, CEO    Mariusz Olejniczak
Date: 2/19/2019      Date:  2/19/2019

Exhibit A
The Sublicensed Territory
Germany, Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Romania, Armenia, Azerbaijan, Georgia, Slovakia, Czech Republic, Hungary, Uzbekistan, Kazakhstan, Greece, Austria, Russia, Netherlands, Turkey, Belgium, Switzerland, Sweden, Portugal, Norway, Denmark, Ireland, Finland, Luxembourg, Iceland